Exhibit 99.1

NEWS RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Jennifer Beugelmans, Pure Communications
(646) 596-7473
EPIX Pharmaceuticals Announces Final Results of Exchange Offer for $100 Million Convertible Notes
— Holders of Approximately 97% of the Notes Tendered Their Notes in the Exchange Offer —
LEXINGTON, Mass. — May 5, 2009 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX), a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform, announced that, as of 12:00 a.m. New York City time on May 5, 2009, pursuant to its previously announced exchange offer (the “Exchange Offer”), an aggregate of $96,839,000, or approximately 97%, of its 3.00% Convertible Senior Notes due 2024 (the “Notes”) were validly tendered in exchange for a combination of cash, shares of common stock, par value $0.01 per share, and contingent value rights (“CVRs”). The company expects to consummate the Exchange Offer later today or as soon as practicable thereafter.
In exchange for the tendered Notes, EPIX expects to issue, in the aggregate, a cash payment of approximately $17.4 million, approximately 32.8 million shares of common stock and approximately 97,000 contingent value rights. Subject to certain exceptions, each CVR represents a contractual right to receive additional payments per $1,000 of Notes tendered if, within nine months after completion of the Exchange Offer or earlier in certain circumstances, the company consummates any future repurchase of Notes not tendered in the Exchange Offer at a value that exceeds that offered in the Exchange Offer. Certain holders of Notes tendered in the Exchange Offer, representing approximately 27.2 million, or 83%, of the total common stock to be issued in the Exchange Offer, have agreed to a contractual lock-up that expires with respect to one-third of such shares on each of the thirty, sixty and ninety-day anniversaries of the Exchange Offer.
In conjunction with the Exchange Offer, EPIX also received consent from the requisite aggregate principal amount of outstanding Notes to adopt amendments to the Indenture governing the Notes (the “Consent Solicitation”). The amendments will eliminate certain of the restrictive covenants and related events of default contained in the indenture governing the Notes.
The Notes that were not tendered in the Exchange Offer will remain outstanding pursuant to the terms of the Indenture governing the Notes as amended pursuant to the Consent Solicitation.

This news release is for informational purposes only, and is not an offer to buy or the solicitation of an offer to sell any security. The Exchange Offer and Consent Solicitation were made pursuant to the Offer to Exchange and Consent Solicitation dated April 7, 2009, as subsequently amended, and related documents filed with the Securities and Exchange Commission. The shares of common stock issuable in the Exchange Offer have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development (see www.trialforAD.com) to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen and Cystic Fibrosis Foundation Therapeutics.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning the timing of closing of the exchange offer and consent solicitation and the issuance of the exchange offer consideration. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: failure to successfully consummate the exchange offer and consent solicitation or otherwise restructure our outstanding debt; our ability to raise substantial additional capital to fund operations; our ability to meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion; our ability to meet or require our partners to meet obligations and achieve milestones under our license and other agreements; our failure to obtain the financial resources to further monetize Vasovist; our inability to interest potential partners in our technologies and products; our inability to achieve commercial success for our products and technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for our fiscal year ended December 31, 2008.
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